EXHIBIT 23.1

                             [CONSENT OF KPMG LLP]




The Board of Directors
Independent Financial Network, Inc.
Coos Bay, Oregon:


We consent to incorporation by reference in the Registration Statement on Form S-8 of Independent Financial network, Inc. (formerly Security Bank Holding Company) to register 25,000 common shares in connection with the 2000 Director Compensation Plan of our report dated January 28, 2000, relating to the consolidated balance sheets of Security Bank Holding Company and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Security Bank Holding Company.


/s/ KPMG LLP


Portland, Oregon
October 13, 2000